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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT
                         FOR MOORES MACHINE SHOP ASSETS

THIS ASSET PURCHASE AGREEMENT for Moores Machine Shop Assets (this "Agreement") is made and entered into effective as of 11:59 p.m. on the 31st day of May, 2004 (the "Effective Date"), by and between Moores Pump & Services, Inc., a Louisiana corporation ("Seller"), T-3 Energy Services, Inc., a Delaware corporation ("Shareholder"), and Moores Machine Shop, L.L.C., a Louisiana limited liability company ("Buyer"). Each of Seller, Shareholder, and Buyer are sometimes hereinafter designated as a "Party" and they are collectively designated as the "Parties".

                                    RECITALS

A. Seller has an operating division known as "Moores Machine Shop" (the "Business") which is engaged in the manufacture and production of various items, including downhole and completion products and equipment.

B.       Shareholder is the owner of all outstanding stock of Seller.

C. Seller, Shareholder, and Buyer or their respective representatives have heretofore entered into that certain letter of intent dated on April 8, 2004 and accepted on April 14, 2004 with a hand-written change to ss.2 thereof (the "Letter of Intent"), which confirms the intention of the parties to enter into this Agreement.

D. Seller and Shareholder desire to sell or license to Buyer, and Buyer desires to buy or license from Seller and Shareholder, certain specified assets used in the operation of the Business, which are described below, on the terms and conditions specified herein below.

E. One of the principals in Buyer, Greg Arsement, has extensive knowledge of the Business due to his prior role as a manager of the Business prior to the time that Shareholder, through its predecessors in interest, acquired the Business, and due to his current position as General Manager of the Business.

                              TERMS AND CONDITIONS

For and in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, and with the intent to be legally bound hereby, the Parties agree as follows:

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                                    ARTICLE I
                         CORRECTIONS TO LETTER OF INTENT

1.1 The Parties hereby acknowledge that they are bound by the terms and conditions of Letter of Intent even though they may not be signatories thereto.

1.2 The Parties hereby acknowledge that the term "T-3 Corporation", as used in the Letter of Intent, should read "T-3 Energy Services, Inc." and that T-3 Energy Services, Inc. is the sole shareholder of Seller and does not do business in Louisiana, whether under the name of Moores Machine Shop or otherwise.

                                   ARTICLE II
                     DEFINITIONS AND RULES OF INTERPRETATION

2.1.     DEFINITIONS.

         For the purposes of this Agreement, each of the following terms shall have the respective meanings ascribed thereto as set forth below:

         "ADJUSTMENT ITEMS" means the aggregate net amount of the following with respect to Seller's Moore's Machine Shop Division:

         (i)      accounts receivable,

         (ii)     Inventories,

         (iii) post-closing adjustments and pro rata allocations of expenses customarily performed for transactions of a similar nature, including expenses for utilities and other common out-of-pocket expenditures incurred prior to the Closing Date but which are not invoiced until after the Closing Date,

         LESS:

         (iii)    accounts payable.

         "AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         "AGREEMENT" has the meaning specified in the introductory paragraph of this Agreement.

         "ASSETS" has the meaning specified in Section 3.1 of this Agreement.

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         "ASSIGNMENT OF INTANGIBLES (ACCOUNTS RECEIVABLE AND OTHER ASSETS)"
         means a document substantially in the form of Exhibit C hereto pursuant to which Seller will sell, transfer, convey, assign, set over, and deliver to Buyer all intangible personal property to the extent owned by Seller, including accounts receivable, the name "Moores Machine Shop", and any other trade names, trade marks, service marks, customer lists, records, and contracts related to the Business.

         "ASSUMED LIABILITIES" means the liabilities associated with the operation of the Business identified in Schedule 3.4 as of April 14, 2004 and April 30, 2004.

         "BUSINESS" has the meaning specified in Recital A.

         "BILL OF SALE" means a document substantially in the form of Exhibit B hereto pursuant to which Seller will sell, transfer, convey, assign, set over, and deliver to Buyer all tangible personal property owned by Seller with regard to the Business.

         "BUYER" has the meaning specified in the introductory paragraph of this Agreement.

         "CASH SALE" means a document substantially in the form of Exhibit A hereto pursuant to which Seller will sell, transfer, quitclaim, convey, set over, abandon, and deliver to Buyer the Real Estate.

         "CLOSING" means the closing on the purchase and sale of the Assets, as contemplated under this Agreement and as described in Article XIII.

         "CLOSING DATE" means the date on which the Parties agree that the Closing shall have been deemed to have occurred which, absent an agreement in writing to the contrary between the Parties, shall be the Effective Date.

         "ENCUMBRANCE" means any and all options, pledges, vendor's liens, mortgages, security interest, liens, charges, adverse claims, rights, restrictions, burdens, and encumbrances whatsoever.

         "EQUIPMENT" means the equipment used in the Business and located upon the Real Estate as described on Exhibit B;

         "EQUITABLE EXCEPTIONS" has the meaning given in Section 6.2(b).

         "FINAL EXHIBIT ON ACCOUNTS RECEIVABLE" has the meaning specified in
         Section 4.4(b).

         "GOVERNMENTAL AUTHORITY" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "INTELLECTUAL PROPERTY" means all trademarks (registered and unregistered), trademark registration applications, trade names (registered and unregistered), service marks (registered and unregistered), service mark registration applications,

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         registered copyrights and copyright registration applications owned or used by the Seller in connection with the Business.

         "INVENTORY" means all stock and raw materials used in the Business and located upon the Real Estate. The book value of the Inventory as of April 14, 2004 and April 30, 2004 is set forth in Schedule 3.1(b).

         "LETTER OF INTENT" has the meaning specified in Recital C above.

         "MATERIAL ADVERSE EFFECT" means any circumstance, change in, or effect on, the Assets or the Business that, individually or in the aggregate with any and all other circumstances, changes in, or effects thereon:
         (i) is or could reasonably be expected to be materially adverse to the Assets or to the Business, financial condition (i.e. a financial impact of $10,000 or more), assets or liabilities (including contingent liabilities), customer or supplier relationships, prospects, value, results of operations or the condition (financial or otherwise) of the Business; or (ii) could reasonably be expected to materially adversely affect the ability of Buyer to use the Assets or operate the Business in the manner in which they are currently used or operated by Seller.

         "PURCHASE PRICE" has the meaning specified in Section 4.1(a).

         "PURCHASE PRICE DETERMINATION DATE" has the meaning specified in
         Section 4.2(g).

         "REAL ESTATE" means all real property owned by Seller situated on or at 119 Cason Road, Broussard, Louisiana, as described in the Cash Sale.

         "SELLER" has the meaning specified in the introductory paragraph of this Agreement.

         "SHAREHOLDER" has the meaning specified in the introductory paragraph of this Agreement.

         "TITLE REPORT" means a title search of public records, including a search of all publicly-filed liens, judgments, and other evidences of an Encumbrance.

         "TRANSITION PERIOD" means the 60-day period following the Closing during which Shareholder and Seller will provide Buyer with accounting and information technology support services pursuant to Article V.

2.2      RULES OF INTERPRETATION.

(a) Wherever a representation or warranty in this Agreement is qualified as having been made by Seller or Shareholder to their knowledge, such phrase shall be construed as meaning the knowledge and belief of the officers, directors, and senior managers of Seller and Shareholder responsible for the operation of the Business or the Assets, but excluding Greg Arsement and anybody reporting to him.

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(b)      Any reference to any statute shall be deemed to refer to the statute, as amended, and to all rules and regulations promulgated thereunder, as amended, unless the context requires otherwise.

(c) The word "include", "included", and "including" shall be construed as being without limitation.

(d) Terms defined in the singular shall be construed as being defined in the plural and vice versa.

(e) Any and all Exhibits and Schedules described as being a part of this Agreement are hereby incorporated into this Agreement by reference and made a part of this Agreement.

(f) The words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph, Exhibit, Schedule, or other subdivision.

                                   ARTICLE III
                           PURCHASE AND SALE OF ASSETS

3.1.     PURCHASE AND SALE OF ASSETS.

At the Closing and subject to the terms and conditions set forth in this Agreement, Seller will sell, convey, transfer, assign and deliver to Buyer, and the Buyer shall purchase and accept from Seller, the following assets and properties, free and clear of any and all ("Encumbrances"):

(a)      the Real Estate;

(b)      the Inventory;

(c)      the Equipment;

(d) All computer hardware, books, maps, drawings, files, cabinets, office materials, office equipment, office furnishings, furniture, fixtures and equipment of every nature and kind not specifically identified on Exhibit B and located upon the Real Estate; provided that Seller and Shareholder shall be entitled to remove at the conclusion of the Transition Period any Compaq T1010 and T20 thin client devices, the Cisco 1720 router, and any other computer hardware which Buyer will no longer require after the Transition Period;

(e) The trade name "Moores Machine Shop" and the initials "MMS" and any other trademark to the extent owned by Seller and reasonably necessary to carry on the Business and described on Schedule 7.4, provided that Buyer shall not be entitled to use the names Moores Pump & Services, Inc., Moores Pump, Moores Production

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         Service, Moores Services, or Moores Pump & Supply, Inc. or any
         derivations thereof or the initials "MPS".

(f) All customer lists, information, contacts, and customer and supplier files and goodwill and other records relating to the Business and the Assets; and

(g) The accounts receivable described on Exhibit Z [Pre-Closing Schedule of Inventory, Accounts Receivable, and Accounts Payable]. Exhibit Z shall be updated by Seller and Buyer post closing in accordance with
         Section 4.2.

The items in (a) through (g) hereof hereinafter collectively referred to as the "Assets".

3.2. TRANSFER AND CONVEYANCE.

Seller shall execute and deliver to the Buyer at the Closing a Cash Sale and Bills of Sale and Assignment of Intangibles (Accounts Receivable and Other Assets) in substantially the forms attached hereto as Exhibits A, B and C, respectively, and all such other assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Agreement and as shall be sufficient to vest in the Buyer title to all of the Assets and all right, title and interest of Seller thereto.

3.3.     INFORMATION TECHNOLOGY TRANSFERS.

(a)      (i)      At the Closing, Shareholder will provide Buyer with one or more CDs or DVDs containing the quality management system utilized by Seller with respect to the Business as of December
                  31, 2003. Effective as of the Closing Date, Shareholder grants to Buyer a royalty-free non-revocable, non-assignable, and non-exclusive license to use the data, information, and programming contained on such CDs or DVDs solely upon the Real
                  Estate and solely for Business-related purposes. Buyer shall be entitled to make copies of such CDs or DVDs solely for the licensed purposes.

         (ii) Buyer acknowledges that Shareholder has made no representations or warranties regarding the accuracy, suitability, or efficacy of such system and that Buyer will use the CDs or DVDs at its own risk and without any support or updates from Shareholder. Buyer covenants that it will not utilize such CDs or DVDs in any fashion not associated with the Business and that it will not allow any person other than its employees and agents to utilize the programming, data, or information contained in such CDs or DVDs.

         (iii) Buyer covenants that prior to the conclusion of the Transition Period, Buyer shall return such CDs or DVDs (including all copies thereof made by or for Buyer) to Shareholder. Buyer further covenants that in any successor programs, data, or documentation based upon such CDs or DVDs, all references to Seller, Shareholder, or their affiliates, and any trademarks or trade names of Seller, Shareholder, and their affiliates will no longer be utilized by Buyer and that such successor programs, data, or documentation shall be used solely for purposes authorized under clause (i) above.

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(b)      Prior to the Closing, Shareholder will assist Buyer in selecting the computer hardware and software which Buyer will require to operate a computer system which will not be networked to any system maintained by Shareholder or its affiliates. Buyer will be responsible for the costs of the vendors installing any such system. Shareholder shall also assist Buyer in converting its information system away from the Visual manufacturing software currently utilized by Seller, including data conversions from one system to another.

         Buyer covenants that it will have all required hardware and software in place prior to the conclusion of the Transition Period.

(c) Seller hereby confirms its intention that all software licensed to Seller related to the machinery and tools to be transferred to Buyer shall also be included as a part of the transfer to the extent Seller is entitled to convey any such software to Buyer.

3.4.     ASSUMPTION OF SPECIFIC LIABILITIES.

Buyer shall assume only those liabilities of the Business or of the Seller listed on Schedule 3.4 as the Assumed Liabilities or as otherwise specifically described in this Agreement, including all accounts payable related to the Business and open purchase orders related to the Business, as adjusted by updated Schedule 3.4 furnished in conjunction with the Purchase Price Adjustment in Section 4.1 and the Post Closing Finalization of Adjustment in Section 4.2. Seller shall remain responsible for, and shall pay all liabilities and obligations of Seller and the Business arising prior to the Closing Date except for the Assumed Liabilities.

                                   ARTICLE IV
                                 PURCHASE PRICE

4.1.     INITIAL ESTIMATE OF PURCHASE PRICE.

(a) Pursuant to the Letter of Intent, the Parties agreed that the purchase price for the transactions contemplated in this Agreement (the "Purchase Price") shall be $1,000,000, subject to adjustment based upon any positive or negative change in the aggregated Adjustment Items. As of April 14, 2004, the date of acceptance of the Letter of Intent, the temporary books and records of Seller reflected the base case from which the Purchase Price is to determined while factoring in the impact of the Adjustment Items on the Purchase Price. As of April 14, 2004, the amount of the Adjustment Items was $256,989 in accounts receivable, Inventories were booked at $68,000, and accounts payable were $54,321; subject to reduction for Seller's portion of 2004 prorated real estate taxes ($726.56) and 2004 movable property taxes ($4,640.56).

(b) Seller and Buyer have determined that the amount of the Purchase Price to be paid at Closing while using the methodology set forth in the "Purchase Price Adjustment" spreadsheet set forth in Exhibit X and in the underlying supporting documentation and calculations shall be $969,769.

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(c)      Buyer shall pay such estimated Purchase Price at Closing by wire transfer in immediately available funds to an account to be designated by Seller.

(d) Notwithstanding the foregoing, in no event shall the Purchase Price exceed $1,000,000.00. In the event that there is a positive change in the aggregate Adjustment Items which would otherwise cause the Purchase Price to exceed $1,000,000.00, the Purchase Price shall nevertheless be $1,000,000.00, with Seller retaining any net increase in the aggregated Adjustment Items through retention of accounts receivable in a like amount. In the event that there is a negative change in the aggregated Adjustment Items, the Purchase Price shall be reduced in a like amount.

Section 4.2.  POST-CLOSING FINALIZATION OF PURCHASE PRICE.

(a) After the Closing, Buyer and Seller shall consult with one another in order to determine the actual amount of the Adjustment Items and the corresponding determination of the Purchase Price amount which should have been paid at Closing while applying the methodology set forth in
         Exhibit X [Spreadsheet for Determining Purchase Price Adjustment] which was utilized to determine the estimated Purchase Price at Closing. Within fifteen days after Closing, Buyer, with the help and cooperation of Seller, shall present Seller and Shareholder with its proposed final Purchase Price with a supporting spreadsheet prepared in accordance with Exhibit X and with any additional supporting documentation which Seller and Shareholder reasonably may request.

(b) As a part of such supporting documentation, Buyer shall update the attached Exhibit Z [Pre-Closing Schedule of Inventory, Accounts Receivable, and Accounts Payable] based upon the information provided by Seller and the information in Buyer's books and records. Buyer also shall provide Seller and Shareholder with an accounting of all Inventory transferred by Seller as of the Closing Date. Each Party's representatives shall be authorized to be present if any physical Inventory counts are conducted as a part of such accountings. Any differences between the accounting of all Inventory prepared by Seller and appearing in Exhibit Z and the Inventory accounting prepared by Buyer shall be reconciled by mutual agreement of the Parties, subject to each Party's right to have such differences resolved by an independent accountant, as discussed below.

(c) Seller shall provide such assistance and cooperation to Buyer as Buyer may request in connection with Buyer's preparation of Buyer's proposed final Purchase Price adjustment.

(d) If Seller disagrees with the Buyer's proposed final Purchase Price, Seller shall so notify Buyer in writing within fifteen days after Seller's receipt of Buyer's determination of its proposed final Purchase Price. Any such Seller notification shall include in reasonable detail Seller's preliminary assessment of such disagreement, including the amounts in dispute and any undisputed amounts, as well as a request for any information required by Seller in order to be able to finalize its assessment.

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         Seller shall be granted an additional fifteen days to revise its notice of disagreement upon receipt of the information requested from Buyer pursuant to the previous sentence.

(e) If Seller does not provide a notice or revised notice of disagreement within any such fifteen day period, Seller shall be deemed to have accepted Buyer's final determination of the Purchase Price, which shall be final, binding and conclusive for all purposes hereunder and which shall then become the final Purchase Price.

(f) After Seller's delivery of any notice of disagreement pursuant to clause (d) above, Seller and Buyer shall use their reasonable good faith efforts for a period of thirty days (or such longer period as they may mutually agree) to resolve in writing any disagreements with respect to the calculation of the determination of the final Purchase Price. If, at the end of such period, they are unable to resolve such disagreements, then an independent accounting firm mutually agreed upon by Buyer and Seller shall resolve any remaining disagreements. If Buyer and Seller are unable to agree upon the independent accounting firm, then the independent accounting firm shall be Grant Thornton LLC.

         (i) Each Party shall furnish, at its own expense, the independent accounting firm and the other Parties with such documents and information as the independent accountants may request. Each Party may also furnish to the independent accountant such other information and documents as it deems relevant with appropriate copies or notification being given to the other Parties. The independent accountant may conduct a conference concerning the disagreement with the Seller and Buyer, at which conference each Party shall have the right to present additional documents, materials and other information and to have present its advisers, counsel, and accountants. In connection with such process, there shall be no hearings, oral examinations, testimony, depositions, discovery, or other similar proceedings conducted by any Party; however, the independent accountant may request whatever information it deems relevant to its determination.

         (ii) The independent accounting firm shall, as promptly as practicable, but in any event within thirty days of the date on which the dispute is referred to the independent accountant shall:

                  (A) determine the final amount of the Purchase Price in accordance with the principles set forth herein; and

                  (B) deliver a written notice of such determination to Buyer and Seller.

                  (C) determine the proportion of its fees and expenses to be paid by Seller and Buyer based on the degree to which the independent accounting firm has accepted the positions of the Parties.

         (iii) The determination of the independent accountant shall be final, conclusive, and binding on all Parties.

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(g)      The date on which the Purchase Price is finally determined in accordance with this Section 4.2 is referred as to the "Purchase Price Determination Date."

4.3.     PAYMENT OF FINAL PURCHASE PRICE.

(a) Subject to 4.1 (d) and clause (b) below, if the final Purchase Price is higher than the amount paid at Closing, Buyer shall pay to Seller the incremental amount. If the final Purchase Price is lower than the amount paid at Closing, Seller shall reimburse Buyer the decremental amount. Any such payment shall be made within two business days after the final Purchase Price Determination Date and shall be made by wire transfer of immediately available funds to the account(s) designated by the Party receiving the payment.

(b) If the variance between the Purchase Price amount paid at Closing and the amount determined to be the final Purchase Price is less than $10,000, no payment or refund shall be required for any Purchase Price adjustment.

4.4.     COLLECTIONS ON ACCOUNTS RECEIVABLE.

(a) Included within Exhibit Z [Pre-Closing Schedule of Inventory, Accounts Receivable, and Accounts Payable] are Seller's estimates of the accounts receivable and bad debt associated with the Business as of the Closing. The Parties shall cooperate, as a part of the determination of the Adjustment Items to determine the final Purchase Price, in revising Exhibit Z after the Closing Date to reflect actual conditions as of the Closing.

(b) Buyer shall, with the exercise of diligent and reasonable efforts, attempt to collect within 90 days after the Closing Date the accounts receivable listed on Exhibit Z, as so modified. Within 30 days after the end of such 90-day period, Buyer shall prepare another revised Exhibit Z (the "Final Exhibit on Accounts Receivable") . Notwithstanding its inclusion within Exhibit Z, any account receivable in the name of "cash sale" shall be deemed to have been fully paid when making any post-Closing Date revisions required under this Agreement and will not be reimbursed by Seller. At that time, Buyer shall assign to Seller the right to collect any accounts receivable (except the "cash sale" items described above) which were set forth in such revised Exhibit Z and which have not yet been paid. Seller shall pay to Buyer, within ten days of receipt of the revised Exhibit Z, the aggregate amount of all such uncollected accounts receivable.

(c) Buyer shall provide Seller with such assistance as Seller may reasonably require in collecting the accounts receivable assigned to Seller pursuant to clause (b) above.

(d) Buyer shall perform any warranty or service work required to facilitate such collection at Buyer's actual costs. For all other warranty or service work which may be required by Seller to fulfill any warranty obligations accruing on or prior to the Effective Date, Buyer shall provide such work at its actual costs plus a markup of 10%. Buyer shall seek authorization from Seller before providing any warranty work

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         to be paid for by Seller where it reasonably can be anticipated that any single item of work will cost more than $1,000 or where the aggregate of all warranty work performed within any twelve-month period will exceed $10,000.

4.5      ALLOCATION OF PURCHASE PRICE FOR TAX PURPOSES.

         Within sixty days after the Closing Date, the Parties shall meet and confer to allocate the Purchase Price for tax purposes. This allocation shall include information regarding the purchase and sale of capital goods and other items which will need to be consistently designated in Buyer's and Seller's respective tax returns. Buyer and Seller shall follow and use such allocation in all tax returns, filings or other related reports made by them to any Governmental Authority. To the extent that disclosures of this allocation are required to be made by the Parties to the IRS under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended or any regulations thereunder, Buyer and Seller will disclose and coordinate such reports (including the Form 8594 to be filed by Shareholder and Buyer) to each other prior to filing with the IRS. If the Purchase Price is adjusted after the Closing Date, the Parties shall negotiate in good faith a corresponding adjustment to the Purchase Price allocation.

                                    ARTICLE V
                        EMPLOYEES AND TRANSITION SUPPORT

5.1 Buyer may offer employment to Seller's employees currently operating the Business, however, Buyer is under no obligation to employ any of Seller's employees. Seller acknowledges and agrees that it is liable and responsible for any payroll liabilities or amounts owed to Seller's employees on or before the Closing Date.

5.2 During the Transition Period, Shareholder shall provide support for Buyer's accounting and information technology functions to the extent reasonably required to allow for Buyer's personnel to cause Buyer to no longer be dependent upon Shareholder's accounting and information technology systems. But in no event shall Shareholder be required to provide any level of support greater than what it customarily provided with respect to the Business, nor shall Shareholder personnel be required to establish any new accounting or computer/information technology systems for Buyer.

5.3 The Parties acknowledge that certain contractual rights and certain governmental and industry permits, licenses, and certifications may not be assigned in a practical manner to Buyer until after the Closing Date or that such rights might not be assignable by Seller to Buyer without prior approval. In order to avoid delays in achieving the Closing, Shareholder agrees to assist Buyer during the Transition Period to procure, in Buyer's name, all such items, including any governmental permits required for with respect to storm water discharges, government permits required in connection with the generation and disposal of hazardous wastes, any certifications with the American Petroleum Institute, and any certifications issued by Quality Certification Bureau, Inc., which grants registrations with the International Standards Organization.

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5.4      The cost for such Shareholder support during the Transition Period shall be $00.00 per hour.

5.5 For up to 6 months after the Transition Period, Shareholder may provide consulting services to Buyer in the accounting and information technology areas at a cost of $150.00 per hour.

5.6. All third party costs incurred by Shareholder or its affiliates in providing such support shall be paid for by Buyer directly to the vendor or supplier thereof or reimbursed by Buyer to Shareholder or its designated affiliate, at Shareholder's election.

5.7 Except for the accounts assigned back to Seller pursuant to Section 4.4(b) above, in the event that Seller receives payment on any accounts receivable which have been purchased by Buyer, Seller shall forward said payment(s) directly to Buyer within three days of receipt.

5.8 Prior to the conclusion of the Transition Period, Buyer shall provide all issuers of governmental permits or industry certifications with written notice of Buyer's acquisition of the Business. Buyer shall provide Seller with copies of all such notices on or prior to the last day of the Transition Period.

                                   ARTICLE VI
                           SELLER'S AND SHAREHOLDER'S
                     GENERAL REPRESENTATIONS AND WARRANTIES

As a material inducement to the Buyer to enter into and perform this Agreement, Seller represents and warrants to the Buyer:

6.1. DUE ORGANIZATION AND QUALIFICATION.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, and has all requisite corporate power and authority to own, lease or operate its properties and to carry on its business as it is presently being operated and in the place where such properties are owned, leased or operated and such business is conducted.

6.2.     CORPORATE POWER AND AUTHORITY.

(a) Seller has full power, authority and legal right to enter into this Agreement and all other agreements by and among the Parties, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Seller, and all other agreements by and among the Parties, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action and no further action or approval is required in order to permit Seller to consummate the transactions contemplated hereby and thereby.

(b) This Agreement constitutes, and all other agreements by and among the Parties when executed and delivered in accordance with the terms thereof, will constitute, the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except that

         (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and other principles of equity, and

         (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought (the "Equitable Exceptions").

         (iii) The making and performance of this Agreement and all other agreements by and among the Parties, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not conflict with the Articles of Incorporation or the Bylaws of Seller or result in the violation of any provisions of law applicable to Seller, the violation of which could have a Material Adverse Effect upon the Assets or the Business.

(c) To Seller's knowledge, the making and performance of this Agreement and all other agreements by and among the Parties, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not

         (i) result in any breach or termination of, or constitute a default under, or constitute an event that with notice or lapse of time, or both, would become a default under, or result in the creation of any Encumbrance upon any of the Assets under, or create any rights of termination, cancellation or acceleration in any person under, any existing contract, agreement or other arrangement material to the Business entered into by Seller in the course of its business, provided that Buyer takes all actions required to cause Buyer to receive by assignment any contractual rights which are not assignable to Buyer until after the Closing, or operations, or violate any order, writ, injunction or decree to which Seller is a party, by which any of the Assets or Business may be bound or affected or under which any of the Assets or business or operations of Seller receive benefits, except with respect to loan documents that will be satisfied at the Closing,

         (ii) result in the loss or adverse modification of any license, certificate, franchise, permit, or other authorization granted to or otherwise held by Seller and related to the Business, provided that Buyer takes all actions required to cause Buyer to obtain all such items in its own name, including any governmental permits required for with respect to storm water discharges, the generation and disposal of hazardous wastes, any certification with the American Petroleum Institute, and any certifications issued by Quality

                  Certification Bureau, Inc., which grants registrations with the International Standards Organization.

6.3.     TRUE, CORRECT AND COMPLETE INFORMATION.

To Seller's knowledge, all written agreements, lists, schedules, instruments, exhibits, documents, certificates, reports, books, records, statements and other writings furnished to the Buyer pursuant hereto or in connection with this Agreement or the transactions contemplated hereby are and will be complete and accurate in all material respects and have been maintained by Seller substantially in accordance with all applicable laws and regulations except where the failure to do so would not have a Material Adverse Effect. No representation or warranty by Seller contained in this Agreement, in the schedules attached hereto or in any certificate furnished or to be furnished by Seller to the Buyer in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading.

                                   ARTICLE VII
            SELLER'S AND SHAREHOLDER'S REPRESENTATIONS AND WARRANTIES
         WITH RESPECT TO THE BUSINESS, ASSETS AND THE ASSUMED LIABILITIES

As a material inducement to the Buyer to enter into and perform this Agreement, Seller and Shareholder represent and warrant to the Buyer in connection with the Business and the Assets as follows to the best of their knowledge:

7.1.     AVAILABILITY OF DOCUMENTS.

Seller has made available for inspection by the Buyer at the offices of Seller true, correct and complete copies of all material agreements, contracts, books and records affecting the Business or attributable to any of the Assets, arrangements, commitments and documents referred to herein or in any schedule referred to herein, in each case together with all amendments and supplements thereto.

7.2      TITLE; USE OF ASSETS.

(a) Seller has, and upon conveyance of the Assets to the Buyer by Seller at the Closing, the Buyer will acquire and hold, marketable and valid title to all of the Assets, free and clear of any and all Encumbrances (except as set forth on Schedule 7.2 with respect to any Encumbrances which are to be paid off at Closing from Seller's proceeds). Seller shall convey the Real Estate to Buyer in accordance with the Cash Sale, subject to taxes for current year, zoning ordinances, mineral reservations and or oil, gas and mineral leases, usual restrictive covenants and easements common to acreage where the Real Estate is located and other matters appearing in a Title Report, such acceptance to be conclusively presumed by Buyer's payment of the Purchase Price at Closing without any reservation or offset for any specific matter.

         To Seller's and Shareholder's knowledge, the update to the Phase I Environmental Assessment dated April 27, 2004 and delivered to Mr. Greg Arsement prior to the execution and delivery of this Agreement is true and correct in all material respects.

(b) Buyer shall be responsible for all costs, fees, and expenses incurred for abstracting, researching, reviewing, surveying and insuring title to the Property.

(c) Buyer agrees to notify Seller, in writing, of any defects to title to the Real Estate which materially affect marketability and which are not acceptable to Buyer. The notice shall specify those defects to title which are not acceptable to Buyer and shall be given by Buyer to Seller at least five days prior to Closing. Seller will use its reasonable best efforts to cure such unacceptable items to Buyer's reasonable satisfaction. In the event that Seller receives written notice of any defects to title of the Real Estate which materially affects marketability, Seller shall have thirty days after receipt of notice to cure the defects. In the event said thirty day period to cure extends beyond the anticipated Closing Date, said Closing Date shall be extended to allow Seller the complete thirty days to cure title defects. A policy of title insurance in the amount of $320,000 from a company qualified to do business in the State of Louisiana, purchased at Seller's expense and providing coverage for the alleged defect, shall satisfy any objection to title based on said defect. If, at the expiration of said thirty-day period Seller has been unable to cure the defect or obtain a waiver of the same from Buyer, this Agreement shall be terminated without any further obligation on behalf of any of the Parties.

7.3.     CONDITION OF INVENTORY, EQUIPMENT AND ASSETS.

The Equipment is in good operating condition, ordinary wear and tear excepted. The accounts receivable listed on Exhibit Z [Pre-Closing Schedule of Inventory, Accounts Receivable, and Accounts Payable], reflect Seller's good faith determination thereof. The Inventory is in good condition, ordinary wear and tear excepted.

7.4.     INTELLECTUAL PROPERTY.

Schedule 7.4 contains a true and complete list of all common law Intellectual Property owned or used by the Seller in connection with the Business.

7.5.     ASSUMED LIABILITIES.

Schedule 3.4, as adjusted by updated Schedule 3.4 furnished in conjunction with the Purchase Price Adjustment in Section 4.1 and the Post Closing Finalization of Adjustment in Section 4.2, contains a true, correct, and complete list of all Assumed Liabilities that Buyers is assuming herein and there are no other liabilities of a material nature that affect any of the Assets being acquired herein by Buyer. Buyer, Seller and Shareholder acknowledge and agree that Buyer shall not be responsible or liable for any liabilities and/or amounts related to the Business and the Assets not expressly stated on said Schedule 3.4.

7.6      PERMITS.

Seller holds all governmental licenses, certificates, permits and other governmental authorizations, including permits, titles, licenses, and certificates owned or held by Seller, the absence of any of which could reasonably be expected to have a material adverse effect on the Assets or the Business and, since December 31, 2003, there has been no event or condition of any character (whether actual, or to the knowledge of Seller, threatened or contemplated) that has had or can be reasonably anticipated to have a Material Adverse Effect on the financial condition, results of operations or prospects of the Assets or Business except as disclosed on Schedule 7.6.

7.7.     COMPLIANCE WITH LAWS.

Seller (i) has complied with all laws, regulations, licensing requirements and orders applicable to the Business or its personnel, the noncompliance with which could reasonably be expected to have a Material Adverse Effect, and (ii) has filed with the proper authorities all statements and reports required by the laws, regulations, licensing requirements and orders to which it or any of its employees (because of their activities on behalf of their employer) is subject, the failure of which to file could reasonably be expected to have a Material Adverse Effect. All reports and returns required to be filed by Seller with any governmental authority have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing: (i) the operation of Seller's business as it is now or heretofore has been conducted does not, nor does any condition exist as to, give rise to or constitute the grounds for a meritorious suit, action, claim or demand by any person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted; and (ii) Seller has made all required payments with the appropriate governmental departments of the state, local and federal governments. Seller has not been investigated, charged, fined, sanctioned or audited by any federal, state or local regulatory authority for alleged violations of laws and regulations.

7.8      LITIGATION.

Set forth on Schedule 7.8 is a list of all assessments, actions, suits, proceedings, investigations, arbitrations, audits or grievances pending against Seller or, to the best knowledge of Seller threatened against Seller, Seller's business or any property or rights of Seller, at law or in equity or before or by any Governmental Authority. None of the actions, suits, proceedings, arbitrations, audits or investigations listed on Schedule 7.8 either (i) has or would, if adversely determined, have a Material Adverse Effect or (ii) affects or would, if adversely determined, affect the right or ability of Seller to carry on the Business substantially as now conducted. Seller is not subject to any continuing order, writ, injunction or decree by any Governmental Authority applicable specifically to the Assets, the Business operations of Seller or employees of Seller, or in default with respect to any order, writ, injunction or decree of any Governmental Authority with respect to the Assets, its business, operations or employees. Neither Seller nor its officers or directors or employee management knows or have grounds to know of any basis for any proceedings, investigations or inquiries against Seller except as disclosed on
Schedule 7.8.

7.9      CONSENTS.

Except as disclosed in Schedule 7.9, no consent, approval, authorization or order of any Governmental Authority or any other person is required in order to permit Seller to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

7.10.    INSURANCE.

Seller has been and is insured with responsible insurers in respect of its properties against business risks normally insured against by companies in similar lines of business. Seller has not, during the past three fiscal years, been denied or had revoked any policy of insurance.

7.11.    TAXES.

(a) Seller has duly filed all federal, state, county, local and other excise, franchise, property, payroll, income, capital stock, sales and use and other tax returns that are required to be filed by it and such returns are true, correct and complete in all material respects. Seller has paid all taxes which have become due or have been assessed against it or the Assets and all taxes, penalties and interest which any taxing authority has proposed or asserted to be owed.

(b) All tax liabilities to which the properties of Seller may have been subjected have been discharged, except for taxes assessed but not yet payable but which taxes have been pro rated between the Parties as of the Closing Date as follows:

         (i) Seller's prorated portion of 2004 real estate taxes: $726.56 (Assessment No. 00062001R) and

         (ii)     Seller's prorated portion of 2004 movable property taxes:
                  $4,640.56 (Assessment No. 00097034M).

         Buyer and Seller have prorated said taxes as of the Closing Date by reduction of the proceeds payable to Seller by an amount equal to Seller's prorated portion of said taxes, with Buyer acknowledging receipt from Seller of the same and Buyer assuming and agreeing to pay to the respective taxing authorities the full amount of real estate taxes (Assessment No. 000620001R) for the year 2004 which are assessed against the Real Estate; and the full amount of the 2004 movable property taxes (Assessment No. 00097034M) which are assessed against the movable property located at the Real Estate.

7.12.    BUSINESS CUSTOMERS.

Schedule 7.12 contains an accurate list of all significant customers of the Business (i.e., those customers representing 5% or more of Seller's revenues for the twelve (12) months ended April 30, 2004) and all customers with projects in progress at the time of Closing.

7.13.    BROKER'S AND FINDER'S FEES.

Seller has not made any agreement with any person, nor taken any action which would cause any person, to become entitled to an agent's, brokers or finder's fee or commission in connection with the transactions contemplated by this Agreement.

7.14.    RESTRICTIVE DOCUMENTS OR LAWS

With the exception of the matters listed in Schedule 7.2 or in any Title Report, Seller is not a party to or bound by any mortgage, lien, lease, agreement, contract, instrument, law, order, judgment or decree, or any similar restriction not of general application which has a Material Adverse Effect, or reasonably could be expected to so affect, (a) the continued operation or use by the Buyer of the Assets after the Closing on substantially the same basis as the Assets are currently operated or (b) the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE VIII
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to Seller and Shareholder as follows:

8.1      ORGANIZATION AND AUTHORITY.

(a) The Buyer is a Louisiana limited company duly organized, validly existing and in good standing under the laws of the State of Louisiana, and has all requisite power and authority to own its property and to carry on its business.

(b) The Buyer has full power, authority and legal right to enter into this Agreement and all other agreements by and among the parties and to consummate the transactions contemplated hereby and thereby.

(c) The execution, delivery and performance of this Agreement by the Buyer, and all other agreements by and among the parties, and the consummation by it of the transactions contemplated hereby and thereby, have been or will be duly authorized by all requisite action.

(d) This Agreement constitutes, and all other agreements by and among the parties, when executed and delivered in accordance with the terms thereof, will constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, subject to the Equitable Exceptions. The making and performance of this Agreement, and all other agreements by and among the parties, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not conflict with the Articles of Organization or Operating Agreement of the Buyer.

8.2      CONSENTS.

No consent, approval, authorization or order of any Governmental Authority or any other person is required in order to permit the Buyer to consummate the transactions contemplated by this Agreement.

8.3      BROKER'S AND FINDER'S FEES.

The Buyer has not made any agreement with any person, or taken any action which would cause any person, to become entitled to an agent's, brokers or finder's fee or commission in connection with the transactions contemplated by this Agreement.

8.4      LITIGATION.

There is no pending or, to the knowledge of the Buyer, threatened litigation in or any proceeding before any Governmental Authority in which it is sought to restrain, prohibit, invalidate or obtain damages in respect of the consummation of the purchase and sale of the Assets or the other transactions contemplated hereby.

8.5      NO KNOWLEDGE OF INACCURATE REPRESENTATION.

Buyer has no knowledge of any fact or circumstance which would render any representation or warranty made by Seller or Shareholder hereunder to be untrue or incorrect in any material respect.

                                   ARTICLE IX
                COVENANTS OF SELLER WITH RESPECT TO THE BUSINESS

Seller and Shareholder covenant and agree with the Buyer with respect to the Business as follows:

9.1.     AFFIRMATIVE COVENANTS.

Prior to the Closing Date, Seller will operate the Business only in the usual, regular and ordinary course of business consistent with good business practices, and will use its reasonable best efforts to: (i) preserve intact its business organization and the Assets; (ii) maintain its level of Inventory at levels consistent with good business practices; (iii) continue all existing policies of insurance (or comparable insurance) in full force and effect up to and including the Closing Date (and will not cancel any such insurance or take (or fail to take) any action that would enable the insurers under such policies to avoid liability for claims arising out of any occurrence prior to the Closing Date without the prior written consent of the Buyer; (iv) preserve its present relationships with suppliers and customers; and (v) maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistently applied. Seller will notify the Buyer in writing within five (5) business days of learning of any facts, event or circumstance that is reasonably likely to have a Material Adverse Effect.

9.2.     NEGATIVE COVENANTS.

Prior to the Closing Date, Seller will not, without the prior written consent of the Buyer: (i) make any material change in the character of the Business; (ii) incur any voluntary obligation or liability (fixed or contingent) with regard to the Business except in the ordinary course of business consistent with good business practices; (iii) discharge or satisfy any Encumbrance or pay any obligation or liability (fixed or contingent) with regard to the Business other than in the ordinary course of business consistent with good business practices or as otherwise required hereunder; (iv) mortgage, pledge, transfer or otherwise dispose of, or subject to any Encumbrance, any of the Assets other than in the ordinary course of business; (v) acquire any assets or properties with regard to the Business, except in the ordinary course of business consistent with good business practices; (vi) cancel or compromise any material debt or claim with regard to the Business; (vii) waive or release any rights of material value with regard to the Business; (viii) undertake any material borrowing of any nature whatsoever with regard to the Business; (ix) make any loans or extensions of credit (other than ordinary trade credit) with regard to the Business; or (x) make or become obligated to make any capital expenditures or enter into commitments therefore with regard to the Business exceeding $10,000.00 in the aggregate.

9.3      ACCESS TO INFORMATION AND RECORDS.

Seller will keep the Buyer advised of all material developments relevant to the consummation of the transactions contemplated hereby and will cooperate fully in permitting the Buyer to make a full investigation of the Business. Seller will, during regular business hours and upon reasonable notice, afford to the Buyer and its representatives full access all records and information concerning the Assets and the Business. Seller will furnish to the Buyer all such further information concerning the business and affairs of Seller as the Buyer may reasonably request. No investigation pursuant to this Section shall affect any representations or warranties or the conditions to the obligations of the Buyer to consummate the transactions contemplated hereby.

9.4      EMPLOYEES OF SELLER.

(a) Seller shall pay all salaries and wages to all employees of Seller associated with the Business due on or before the Closing Date and, effective on the Closing Date shall terminate those employees who devote their full-time attention to the Business that Buyer determines to employ as of the Closing Date. Buyer shall inform Seller as to the identity of such employees five days prior to the Closing Date.

(b) If Buyer does not have a health care insurance program in place for the employees of Seller who accept employment with Seller, Buyer shall pay to Shareholder, on behalf of Seller's former employees, any payments required to maintain such employees' health care insurance benefits under the federal Consolidated Omnibus Budget Reconciliation Act of 1986, as amended. Buyer further agrees to have a health care insurance program in place within thirty days after the Closing Date, at which time Buyer shall not be required to make any further payments to Shareholder as required under the previous sentence.

9.5      APPROVALS OF THIRD PARTIES.

As soon as practicable after the date hereof, Seller will use its reasonable best efforts to secure all necessary consents, approvals and clearances of third parties and Governmental Authorities that shall be required for Seller to consummate the transactions contemplated hereby and will otherwise use its reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions of this Agreement.

9.6      RELEASE OF ENCUMBRANCES.

Seller shall obtain and deliver to Buyer at Closing cancellations, releases, and/or termination statements in recordable form approved by or executed by any parties holding a security interest or other Encumbrance with respect to the Assets.

9.7      NON-SOLICITATION OF EMPLOYEES.

(a) Each Party and its respective affiliates covenant and agree that, for a period of two years following the Closing Date, it shall not, without the prior written consent of the other Parties, solicit or endeavor to entice away, or offer to employ or to hire any employee of the other Parties (excluding Seller's employees described in Section 9.4 above) or their respective affiliates, provided that the foregoing restrictions shall not apply with respect to any such employee who, without solicitation or enticement by any Party or any of its affiliates, had voluntarily offered his or her services to the other Party or any of its affiliates in response to a bona fide "help wanted" advertisement placed in a general or trade publication, has voluntarily left the employ of a Party without first receiving such solicitation, or has been terminated involuntarily by a Party.

(b) The Parties acknowledge and agree that the covenants contained in this Section are reasonable and necessary for the protection and continued viability of the Business and of their respective operations and that a breach of such covenants would cause the non-breaching Parties serious loss and damage. The Parties agree that, in the event of an actual or threatened breach of such covenants, the non-breaching Parties shall be entitled to obtain an injunction against the breaching Party restraining it or any of its affiliates from violating or continuing to violate such covenants. Nothing herein shall be construed to prohibit any non-breaching Party from pursuing such other remedies as may be available to it for such breach, including the recovery of damages.

                                    ARTICLE X
                             COVENANTS OF THE BUYER

As soon as practicable after the date hereof, the Buyer will use its reasonable best efforts to secure all necessary consents, approvals and clearances of third parties and Governmental Authorities that shall be required for the Buyer to consummate the transactions contemplated hereby and will otherwise use its reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions of this Agreement.

                                   ARTICLE XI
                     CONDITIONS TO OBLIGATIONS OF THE BUYER

The obligations of the Buyer to purchase the Assets and to consummate the other transactions contemplated hereby at Closing shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as the Buyer may waive in writing:

11.1.    REPRESENTATIONS AND WARRANTIES OF SELLER.

All of the representations and warranties of Seller contained in this Agreement and in any Schedule or other disclosure in writing from Seller shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

11.2.    COVENANTS OF SELLER.

All of the covenants and agreements herein on the part of Seller to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

11.3.    NONCOMPETITION/INDEPENDENT CONTRACTOR AGREEMENTS.

[This section has been deleted].

11.4.    NO CASUALTY LOSSES.

The Assets shall not have suffered any destruction or damage by fire, explosion or other casualty which has, in the sole discretion of Buyer, materially impaired the operation of the Assets or otherwise had a Material Adverse Effect.

11.5     CERTIFIED RESOLUTIONS.

Seller shall have furnished to the Buyer a copy, certified by the secretary of Seller, of resolutions duly adopted by the Board of Directors and of all shareholders of Seller duly authorizing the transactions contemplated in this Agreement.

11.6     LITIGATION.

At the Closing Date, there shall not be pending or threatened any litigation in any court or any proceeding before any Governmental Authority which is not already described in this Agreement (i) in which it is sought to restrain, invalidate, set aside or obtain damages in respect of the consummation of the purchase and sale of the Assets or the other transactions contemplated hereby,
(ii) that could, if adversely determined, result in any Material Adverse Effect, or (iii) as a result of which, in the reasonable judgment of the Buyer, the Buyer would be deprived of the material benefits of its ownership of the Assets.

11.7     NO MATERIAL ADVERSE EFFECT.

There shall not have occurred any Material Adverse Effect.

11.8     CONSENTS.

Seller shall have obtained all necessary orders, approvals, estoppel certificates or consents of third parties and Governmental Authorities, including any orders, approvals, certificates or consents deemed necessary by counsel to the Buyer that shall be required for Seller to consummate the transactions contemplated hereby.

11.9     FURTHER ASSURANCES.

Seller shall take all such further action as may be reasonably requested by Buyer in order to effectuate the consummation of the transactions contemplated by this Agreement. If Buyer shall reasonably determine that any further conveyance, assignment or other document or any further action is necessary to vest in it full title to the Assets, Seller shall use its reasonable best efforts to cause the appropriate officers to execute and deliver all such instruments and take all such action as the Buyer may reasonably determine to be necessary.

                                   ARTICLE XII
                       CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller to sell the Assets and to consummate the other transactions contemplated hereby at Closing shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as Seller may waive in writing:

12.1     REPRESENTATIONS AND WARRANTIES OF THE BUYER.

All of the representations and warranties of the Buyer contained in this Agreement and in any Schedule or other disclosure in writing from the Buyer shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

12.2     COVENANTS OF THE BUYER.

All of the covenants and agreements herein on the part of the Buyer to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

12.3     LITIGATION.

At the Closing Date, there shall not be pending or threatened any litigation in any court or any proceeding before any Governmental Authority in which it is sought to restrain, invalidate, set aside or obtain damages in respect of the consummation of the purchase and sale of the Assets or the other transactions contemplated hereby.

12.4     WORKERS COMPENSATION INSURANCE COVERAGE.

At the Closing, Buyer shall provide Seller with evidence reasonably satisfactory to Seller that Buyer has a program of workers compensation insurance coverage in place for all of its employees.

12.5     CERTIFICATE.

Seller shall receive a certificate from Buyer, dated as of the Closing Date and in form and substance satisfactory to Seller, as to the fulfillment of the conditions set forth in this Article XII.

                                  ARTICLE XIII
                                     CLOSING

13.1     DATE AND PLACE OF CLOSING.

The Closing shall take place at 2:00 p.m. on May 28, 2004 unless the Parties mutually agree to extend such date or unless the terms of this Agreement requires an extension to such date. Notwithstanding the date and time of closing, the Closing Date shall not be deemed to have occurred until 12:01:01 a.m. on June 1, 2004 or such other later date as may be agreed to by the Parties in writing. Except as otherwise provided in this Agreement, failure to consummate the purchase and sale provided for in this Agreement on the anticipated Closing Date will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement. All accounts receivable, Inventory, and accounts payable of Seller generated prior to the Closing Date shall be transferred to Buyer subject to the calculation of the Adjustment Items required under Section 4.1 and Section 4.2. and Seller's obligations to purchase back certain uncollected accounts receivable pursuant to Section 4.4(c). Buyer and Seller shall cooperate with one another to ensure that all payments on accounts receivable received after the Closing are properly paid to Buyer. At the Closing, Seller shall execute and deliver to Buyer a letter prepared by Buyer and to be sent to all accounts receivable customers, informing all customers to forward all payments to Buyer.

13.2     SELLER'S PERFORMANCE.

At the Closing, concurrently with performance by the Buyer of its obligations to be performed at the Closing:

(a)      Conveyances.

         Seller shall execute and deliver to the Buyer, (i) The Cash Sale (Real Estate - Exhibit A), the Bill of Sale (Inventory, Equipment - Exhibit
         B) and the Assignment of Intangibles (Accounts Receivable and Other Assets - Exhibit C) in substantially the forms attached hereto, conveying to the Buyer the Assets, and (ii) all other assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Agreement and as shall be sufficient to vest in the Buyer title to all of the Assets and all right, title and interest of Seller thereto. If requested by the Buyer, such documents shall be in a form suitable for recording.

(b)      Records.

         Seller shall deliver to the Buyer all documents, agreements, reports, books and records pertaining specifically to the Assets that are in Seller's possession.

(c)      Certificates.

         Seller shall execute and deliver to the Buyer the "No Material Adverse Affect" certificate referred to in Section 11.7.

(d)      Noncompetition. [This section has been deleted].

(e)      Certified Resolutions.

         Seller shall deliver to Buyer the certified resolutions referred to in
         Section 11.5. Buyer shall deliver to Seller an original Membership Consent executed by all the members of Buyer, duly authorizing the transactions contemplated in this Agreement.

(f)      Consents.

         Seller shall deliver to the Buyer the consents and approvals required by Section 11.8.

(g)      Other Actions.

         Seller shall take all such other steps as may be necessary or appropriate to put the Buyer in actual and complete ownership and possession of the Assets.

13.3.    BUYER'S PERFORMANCE.

At the Closing, concurrently with the performance by Seller of its obligations to be performed at the Closing, the Buyer shall deliver to Seller the Purchase Price calculated in accordance with this Agreement.

13.4.    OTHER INSTRUMENTS.

In addition to the foregoing, at any time and from time to time, at or after the Closing, upon request of Buyer, Seller shall do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required in order to evidence, vest in and confirm to the Buyer full and complete title to, possession of, and the right to use and enjoy, the Assets.

                                   ARTICLE XIV
                    INDEMNIFICATION AND POST-CLOSING MATTERS

14.1.    INDEMNIFICATION BY SELLER.

Seller and Shareholder agree to indemnify and hold harmless Buyer, Buyer's members, and their respective officers, employees, representatives, agents and attorneys from, against, for and in respect of any and all damages (including amounts paid in settlement), penalties, fines, interest and monetary sanctions, losses, obligations, debts, liabilities, claims, deficiencies, costs and expenses, including, reasonable attorneys' fees and other costs and expenses incident to any suit, action, investigation, claim or proceeding suffered, sustained, incurred or required to be paid by any of them (hereinafter referred to collectively as "Buyer Losses") by reason of (i) any representation or warranty made by Seller and/or Shareholder in or pursuant to this Agreement being untrue or incorrect in any respect as of the Closing Date; (ii) except for the Assumed Liabilities, any liability of Seller arising from or with respect to the Assets or the Business prior to the Closing Date, or any liability of Seller except for the Assumed Liabilities arising out of or related to operation of the Business prior to the Closing Date (with the exception of the Assumed Liabilities specifically assumed by Buyer herein); or (iii) any failure by Seller to observe or perform its covenants and agreements set forth in this Agreement.

14.2.    INDEMNIFICATION BY BUYER.

Buyer agrees to indemnify and hold harmless Seller and Shareholder, and their respective shareholders, directors, officers, employees, representatives, agents and attorneys from, against, for and in respect of any and all damages (including amounts paid in settlement), penalties, fines, interest and monetary sanctions, losses, obligations, debts, liabilities, claims, deficiencies, costs and expenses, including reasonable attorneys' fees and other costs and expenses incident to any suit, action, investigation, claim or proceeding suffered, sustained, incurred or required to be paid by any of them (hereinafter referred to collectively as "Seller Losses") by reason of (i) any representation or warranty made by Buyer in or pursuant to this Agreement being untrue or incorrect in any respect as of the Closing Date; (ii) any liability of Buyer arising from or with respect to the Assets, the Business or the Assumed Liabilities on or after the Closing Date, or any liability of the Buyer arising out of or related to operation of the Business on or after the Closing Date; or (iii) any failure by Buyer to observe or perform its covenants and agreements set forth in this Agreement.

14.3.    PAYMENT.

Claims for indemnification involving the payment of money shall be paid within 10 days of notification thereof; claims for indemnification involving amounts due to third parties shall be promptly paid to the third party.

14.4.    COOPERATION.

Each of the parties to this Agreement and each of their affiliates, successors and assigns shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim.

14.5.    SURVIVAL OF REPRESENTATIONS AND COVENANTS.

The representations, warranties, covenants, and obligations of Seller and Shareholder shall survive the Closing Date for a period of two years.

14.6.    NON-EXCLUSIVITY OF INDEMNIFICATION REMEDIES.

The indemnification remedies and other remedies provided in this Article XIV shall not be deemed to be exclusive. Accordingly, the exercise by any Party of any of its rights under this Article XIV shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that Party may be entitled to exercise (whether under this Agreement, under any other agreement, under any statute, rule or other legal requirement, at common law, in equity or otherwise).

14.7     INTEREST.

Interest shall accrue on the amount of the indemnity award at the legal rate of interest in Louisiana from the date indemnity was requested until the date of payment.

                                   ARTICLE XV
                            LIMITATIONS ON LIABILITY

15.1 In no event shall any Party be liable under or with respect to matters related to this Agreement to any other Party for lost profits or other incidental, special, punitive, or consequential damages.

15.2 In no event shall Seller or Shareholder be liable to Buyer for any damages, losses, liability, or injunctive or other relief suffered due to or resulting from any environmental, health, or safety practices associated with the Business prior to April 3, 1998 or which were approved or implemented by Greg Arsement during his tenure as an employee of Seller.

15.3 In no event shall Seller or Shareholder be liable to Buyer for any damages arising from any breach of this Agreement in excess of the Purchase Price.

15.4 In no event, whether or not the Closing occurs, shall any Party be liable to any other Party for its costs or expenses associated with negotiating or preparing this Agreement, conducting due diligence activities, or in performing any other activities contemplated under or with respect to this Agreement.

                                   ARTICLE XVI
                                   TERMINATION

16.1     TERMINATION.

This Agreement may be terminated and abandoned at any time on or prior to the Closing Date:

(a)      By the consent in writing of all the Parties.

(b) By the Buyer, if any of the material conditions to the obligations of the Buyer contained herein shall not have been satisfied or, if unsatisfied, waived by the Buyer as of the Closing Date;

(c) By Seller, if any of the material conditions to the obligations of Seller contained herein shall not have been satisfied or, if unsatisfied, waived by Seller as of the Closing Date;

(d) By any Party, in the event of a breach by the Seller or Shareholder, on the one hand, or Buyer (i) of any covenant or agreement contained herein if such breach results in a material increase in the cost of the non-breaching Party's performance of this Agreement or (ii) of any representation or warranty herein if the facts constituting such breach reflect a material and adverse change in the financial condition, results of operations, business, or prospects taken as a whole, of the breaching Party, which cannot be or is not cured within thirty days after written notice of such breach is given to the Party committing such breach;

(e)      By the Buyer, upon the occurrence of any Material Adverse Effect.

16.2.    NO FURTHER FORCE OR EFFECT.

In the event of termination and abandonment of this Agreement pursuant to the provisions of Section 16.1 (a) or (e), this Agreement shall be of no further force or effect and the parties shall have no further obligation, liability or debt to each other hereunder.

                                  ARTICLE XVII
                                  MISCELLANEOUS

17.1.    EXPENSES.

Each Party hereto shall bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including the fees, disbursements and expenses of its legal counsel and auditors.

17.2. ENTIRE AGREEMENT.

This Agreement (including the exhibits and schedules hereto) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties hereto with respect to the subject matter hereof, including the Letter Agreement, and no Party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein.

17.3.    PUBLICITY.

No party hereto shall issue any press release or make any public statement, in either case relating to or in connection with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of the other parties hereto to the content and manner of presentation and publication thereof, which consent shall not be unreasonably withheld or delayed; provided, however, that the parties shall be entitled, following reasonable prior written notice to the other party, to issue such press releases and make such public statements as are, in the opinion of its legal counsel, required by applicable law or the rules of a stock exchange.

17.4.    SUCCESSORS AND ASSIGNS.

This Agreement and the rights of the parties hereunder may not be assigned by either party hereto without the prior written consent of the other party hereto, which shall be given or withheld in such party's sole discretion, and the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties and their respective affiliates and the successors and assigns of the parties and their respective affiliates, any rights, remedies, obligations or liabilities under or by reason of such agreements.

17.5.    COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

17.6.    HEADINGS.

The headings of the sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

17.7.    MODIFICATION AND WAIVER.

Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by the parties hereto. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

17.8.    NOTICES.

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopy (with written confirmation of receipt), provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopy numbers set forth below (or to such other addresses and telecopy numbers as a party may designate by notice to the other parties):

If to Seller/Shareholder:

                  Moores Pump & Services, Inc.
                  T-3 Energy Services, Inc.
                  13111 Northwest Freeway, Suite 500
                  Houston, TX 77040

                  Attn: President

                  Telephone: 713-996-4110
                  Facsimile: 713-996-4123

                  With a copy to:

                           Law Offices of Douglas B. Whiting

                           82 E. Fairbranch Circle, Suite 111
                           The Woodlands, Texas 77382

                           Telephone: 281-681-8668
                           Facsimile: 281-419-6505

If to Buyer:

                  Moores Machine Shop, L.L.C.
                  119 Cason Road
                  Broussard, Louisiana  70518

                  Attn: Greg Arsement

                  Telephone: 337-837-6974
                  Facsimile: 337-837-4752

                  With a copy to:

                           Craig A. Ryan
                           Onebane Law Firm
                           102 Versailles Blvd., Suite 600
                           Lafayette, Louisiana  70502

                           Telephone: 337-266-1272
                           Facsimile: 337-266-1232

Or at such other address or counsel as any party hereto shall specify pursuant to this Section from time to time.

17.9.    GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA WITHOUT GIVING EFFECT TO ANY PROVISIONS OF LAW WHICH REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

17.10.   REFORMATION AND SEVERABILITY.

In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

17.11.   REMEDIES CUMULATIVE.

No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

Each of the Parties has caused this Agreement to be signed in counterparts effective as of the date first above written.

SELLER:                                              WITNESSES:
Moores Pump & Services, Inc.

By: /s/ Michael T. Mino                              /s/ Vicki L. Crilly
Printed Name:  Michael T. Mino
Title:   Vice President                              /s/ Lettye Stanaland

SHAREHOLDER:
T-3 Energy Services, Inc.

By: /s/ Michael T. Mino                              /s/ Vicki L. Crilly
Printed Name:  Michael T. Mino
Title:   Vice President                              /s/ Lettye Stanaland

BUYER:
Moores Machine Shop, L.L.C.

By: /s/ Greg J. Arsement                             /s/ Ronald Arceneaux
Printed Name:  Greg J. Arsement
Title:   Member                                      /s/ Kathleen G. Comeaux

LIST OF SCHEDULES

[numbering of schedules and exhibits needs to be updated]

Schedule      Description
3.4           List of Assumed Liabilities

7.2           List of Encumbrances and/or creditors to be paid off at Closing

7.4           List of Intellectual Property

7.6           List of Material Adverse Effects since December 31, 2003

7.8           List of any Litigation, Claims or Assessments against Seller

7.9           List of Consents needed for Seller

7.12          List of Seller's Significant Customers

LIST OF EXHIBITS

Exhibit           Description
A        Cash Sale (Real Estate)

B        Bill of Sale (Inventory and Equipment)

C        Assignment of Intangibles (Accounts Receivable and other Assets)

X        Purchase Price Adjustment Spreadsheet

Z        Pre-Closing Schedule of Inventory, Accounts Receivable, and Accounts Payable

                                  Schedule 3.4

                               ASSUMED LIABILITIES

1. Any and all obligations to complete and deliver any goods or services which have already been ordered by customers of the Business.

2. Any and all obligations under any leases or other contracts of which Buyer or its representatives (including Greg Arsement) had knowledge prior to the Closing Date.

3.       Any and all open purchase orders related to the Business.

4.       SEE THE PORTION OF EXHIBIT Z DEALING WITH ACCOUNTS PAYABLE AS OF
         05/18/04.

                                  Schedule 7.2

          GOOD TITLE TO ASSETS; ENCUMBRANCES TO BE PAID OFF AT CLOSING

  GOOD TITLE TO ASSETS; ENCUMBRANCES TO BE CANCELLED AND/OR PAID OFF AT CLOSING

1.       WELLS FARGO BANK
         Mortgage, Assignment of Leases and Rents, and Security Agreement File No. 01-54298, Lafayette Parish, Louisiana

The following financing statements on equipment leases are also of record. It appears that SDI Capital Resources, Inc. may no longer be in business. Seller represents that it is not required to make any payments under these leases and that no additional amounts are due or owing with respect thereto.

2.       SDI CAPITAL RESOURCES, INC.
         UCC Security Interest File No. 09-988061 Caddo Parish, LA Master Lease - New Kingston CL-38B CNC Flat Bed Lathe, etc.

3.       SDI CAPITAL RESOURCES, INC.
         UCC Security Interest File No. 09-988178 Caddo Parish, LA Master Lease - New Kingston CL-38B CNC Flat Bed Lathe, etc.

The following financing statements are also of record. Seller represents that no additional amounts are due or owing with respect thereto.

4.       Associates Commercial Corp.
         UCC Security Interest File No. 09-985119 Caddo Parish
         One (1) Might Comet VMC-1500PXT Vertical Machining Center with Mitsubishi M530 Control 10" Chuck and Tailstock
         S/N 904703008; One Daewoo PUMA 250LB Turning Center

5.       Intech Funding Corp.
         UCC Security Interest File No. 09-986266 Caddo Parish
         1 - Kingston Model HB-29120 High Speed Gap Bed Precision Lathe with 3 and 4 Jaw chucks, Aloris DA tool post and all standard equipment.

                       Schedule 7.4 Intellectual Property

The common law rights to the trade names, trade marks, and service marks used by Seller using the words "Moores Machine", "Moores Machine Shop" and "MMS" and any derivations thereof to the extent owned by Seller.

                                  Schedule 7.6

                   PERMIT EXCEPTIONS / MATERIAL ADVERSE EFFECT

None

                                  Schedule 7.8

Litigation/Claims/Assessments

1. Foreman v. T-3 Energy Services, Inc. as successor to Moore's Pump & Supply, Inc. 15th Judicial District Court, Lafayette Parish, Louisiana #20034833

         Plaintiffs allege unpaid compensation, including vacation and safety bonus. The claims aggregate approximately $14,000.

2. Portalis v. Exxon et al. (including Moores Pump & Services, Inc.) US District Court, Eastern District of Louisiana, No 04-0333, Section D, Mag. 3.

         Plaintiff alleges a broken jaw and other injuries while working with a crane and crane operator provided by Moores. The complaint alleges damages in excess of $1,500,000.

         On May 27, 2004, Moores received verbal confirmation that its insurance carrier had accepted the tender of the defense in this action and that it had selected the law firm to handle the defense: Geiger, Laborde and Laperouse (New Orleans).

                                  Schedule 7.9

                                Required Consents

None

                                  Schedule 7.12

                              Significant Customers

         Schlumberger
         BJ Services Company USA
         Halliburton
         Schlumberger Seaco Inc.
         Baker/MO Services, Inc.
         Schlumberger Technology
         FMC Corporation

                                    Exhibit A

Cash Sale (Real Estate)

                                    Exhibit B

BILL OF SALE (Inventory and Equipment)

                                    Exhibit C

ASSIGNMENT(Receivables, name Moores Machine Shop, trade names, trade marks, service marks, customer lists, records, contracts and goodwill)

                                    Exhibit X

                      Purchase Price Adjustment Spreadsheet

                                    Exhibit Z

          Pre-Closing Schedule of Inventory, Receivables, and Payables

                                  Page 46 of 46